Exhibit 5.1

September 15, 2006

Petrohawk Energy Corporation.

1100 Louisiana, Suite 4400

Houston, Texas 77002

Re:	Petrohawk Energy Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Petrohawk Energy Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of 2,800,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for issuance and sale pursuant to the Petrohawk Energy Corporation Second Amended and Restated 2004 Employee Incentive Plan and 200,000 shares of Common Stock for issuance and sale pursuant to the Petrohawk Energy Corporation Second Amended and Restated 2004 Non-Employee Director Incentive Plan (collectively, the “Plans”).

We have participated in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed on this date with the Securities and Exchange Commission, relating to the registration of the shares of Common Stock under the Plans pursuant to the 1933 Act.

In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Plans, the Registration Statement and such corporate records of the Company, certificates of public officials and officers of the Company and other instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon statements of officers of the Company whom we believe to be responsible.

Based upon the foregoing and in reliance thereon, we advise you that in our opinion the shares of Common Stock, when issued in accordance with the provisions of the Plans, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement being filed on this date and to the reference to our firm in the prospectus distributed by the Company in connection therewith.

Very truly yours,

/s/ Thompson & Knight LLP

Thompson & Knight LLP